Exhibit 10.1

ASSET MANAGEMENT AGREEMENT

This Asset Management Agreement (the “Agreement”) is made as of October 25, 2007 (“Effective Date”) between W2007 Grace I, LLC, a Tennessee limited liability company (“Owner”), with its principal place of business at 100 Crescent Court, Suite 1000, Dallas, Texas 75201 and Archon Group, L.P., a Delaware limited partnership (“Manager”), with its principal place of business at 6011 Connection Drive, Irving, Texas 75039.

WITNESSETH:

WHEREAS, Owner is the direct or indirect owner of partnership and limited liability company interests (the “Interests”) in various partnerships and limited liability companies that own, directly or indirectly, certain parcels of land, together with the appurtenant improvements, fixtures and commercial buildings being more particularly described on Attachment 1 to this Agreement (collectively, the “Assets”);

WHEREAS, Owner desires to retain Manager as an independent contractor to provide certain advisory and consultation services with respect to the management and disposition of the Interests and/or Assets; and

WHEREAS, Manager has agreed to provide such services upon and subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Manager agree as follows:

ARTICLE 1

APPOINTMENT OF MANAGER

1.1 Appointment.

Owner hereby retains Manager as an independent contractor for the purpose of performing the services described in this Agreement and Manager hereby agrees to perform such services on the terms and conditions set forth herein. Subject to such terms and conditions, Manager shall, in accordance with this Agreement, seek to ensure that the Assets are properly managed and operated and to devise and implement business and disposition plans for the purpose of enabling Owner to maximize the net present value of the Interests while minimizing the risks associated therewith. The parties acknowledge that (i) Owner’s subsidiaries will retain title, ownership and exclusive control of the Assets and that Manager will not acquire title to, any security interest in, or any rights of any kind in or to the Assets (or any income, receipts or revenues therefrom) and (ii) Owner, and not its subsidiaries, is entitled to receive the benefit of, and enforce, Manager’s services hereunder and shall be solely responsible for paying Manager’s fees and expenses hereunder. Manager agrees to use its best efforts in performing its duties hereunder in order to assist Owner in liquidating, collecting payments and otherwise managing the Assets in accordance with this Agreement. The retention of Manager by Owner hereunder shall in no event constitute an agency, and in no event shall Manager be deemed an agent of Owner for any purpose. Under no circumstances shall Manager represent or hold itself out to any third party as an agent of Owner.

ARTICLE 2

TERM OF AGREEMENT

2.1 Term.

This Agreement shall continue in force until December 31, 2017, unless earlier terminated in accordance with Article 15; provided, however, that the provisions of Article 13 hereof shall remain in full force and effect.

ARTICLE 3

ASSET SUBJECT TO AGREEMENT

3.1 Assets.

The Assets are identified on Attachment 1. Attachment 1 shall be amended from time to time to add additional Assets.

ARTICLE 4

MANAGER’S DUTIES

4.1 General Scope of Duties and Responsibilities.

Manager’s duties under this Agreement generally are to provide, subject to the limitations imposed on it by the terms hereof, customary supervisory and strategic asset management services for the Interests and the Assets, to prepare initial and updated Business Plans (as described in Section 4.4.1. and Section 4.4.2.) for such Assets, and, to advise Owner on the optimal manner in which to manage and dispose of the Interests and Assets in accordance with the Business Plans and the provisions of this Agreement.

4.2 Asset Management.

Manager shall oversee the applicable property manager in an effort to ensure that each Asset is managed so as to maximize its value and in the best interests of the subsidiary owning such Asset and for the indirect benefit of Owner (as determined by Manager in the exercise of its reasonable judgment). These duties shall include but not be limited to:

(a) overseeing the deposit of all revenues from the Assets to the applicable lockbox accounts under any financing arrangement and Operating Accounts in accordance with the applicable provisions of any financing arrangement;

(b) maintaining accurate records reflecting the status of taxes, assessments and other similar items that are or may become liens on each Asset, and the status of insurance premiums, real estate taxes and ground rents, if any, payable in respect thereof;

(c) without duplication to any escrow or similar account maintained pursuant to any loan document, establishing and maintaining escrow accounts (or requiring the applicable property manager to establish or maintain escrow accounts) in order to ensure the timely payment of the items described in subsection 4.2 (b) hereof; and

(d) causing to be maintained on each Asset (i) a standard hazard insurance policy providing fire and extended coverage insurance in an amount equal to the full insurable value of the Asset relating thereto, (ii) comprehensive general liability insurance including bodily injury, death and property damage liability in usual and customary amounts and (iii) to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance, with each such insurance policy naming Owner as a loss payee. Insurance coverage for the Assets shall be placed with such carriers and in such amounts as directed by Owner and/or Goldman Sachs’ Risk Management department; administration of claims will be performed by Manager.

4.3 Standard of Performance.

Manager shall at all times act in good faith and in the best interests of Owner with respect to the performance of its duties hereunder, and shall carry out its obligations hereunder in accordance with normal and prudent practices in the real estate asset management industry. It is acknowledged, understood and agreed, that recommendations to be made by Manager in connection with the performance of its services under this Agreement, including without limitation, those relating to whether and how to advance monies, sell, assert claims against third parties, liquidate or otherwise dispose of assets, involve highly subjective judgments and may result in unanticipated consequences. Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible to Owner, or others, for any action of Owner in following or declining to follow any advice or recommendation of Manager. Manager and its affiliates, directors, officers, shareholders, partners and employees shall not in any event be liable hereunder, except by reason of gross negligence or except for acts constituting bad faith, willful misfeasance, recklessness or a material breach of the representations or warranties made by Manager herein.

4.4 Business Plans.

Manager shall submit the following plans covering the Assets to Owner on the schedule set forth below.

4.4.1 Initial Business Plans.

Unless otherwise agreed, within ninety (90) days after the Effective Date, Manager shall submit to Owner a “Business Plan” for each of the Assets in a format to be agreed between the parties. Each Business Plan shall include, among other things, the individual asset operating budget and goals for the period ending December 31 of the year of acquisition. Each Business Plan shall consider the interests of the subsidiary owning the applicable Asset.

4.4.2 Annual Updates to Business Plan.

Unless otherwise agreed, on or before January 31 of each year, Manager shall provide Owner with updated Business Plans for the current calendar year with respect to the Assets remaining subject to this Agreement in a format to be agreed between the parties.

4.5 Approval of Business Plan.

4.5.1 Approval Time.

A Business Plan for an Asset shall be deemed to be approved unless the subsidiary owning such Assert or Owner notifies Manager within twenty-three (23) days of receipt of such Business Plan that it rejects such Business Plan in whole or in part and provides to Manager a statement of the reasons for the rejection, unless such subsidiary or Owner requests up to an additional seven (7) days to review such Business Plan. Unless such subsidiary or Owner provides Manager with such notice of rejection of a Business Plan in whole or in part within twenty-three (23) days of receipt, or in the case of a request for additional time, within thirty (30) days, such Business Plan shall be deemed approved.

4.5.2 Conference and Resubmission.

If a subsidiary or Owner rejects a Business Plan under Section 4.5.1 above, such subsidiary or Owner, as applicable, will promptly confer with Manager regarding the reasons for its rejection of such Business Plan. Manager shall thereafter resubmit a new Business Plan as expeditiously as possible and in any event within fifteen (15) days of such conference between such subsidiary or Owner and Manager, and such subsidiary or Owner will cooperate with Manager to achieve agreement on such resubmitted Business Plan as expeditiously as practical.

4.6 Implementation of Business Plans.

Following approval of a Business Plan, Manager shall have full delegated authority, subject to Subsections 4.7.2 and 4.7.4 hereof, to implement such Business Plan in accordance with its terms and Manager shall use its best efforts to implement the provisions thereof. Prior to approval of a Business Plan with respect to an Asset, Manager shall have authority to manage such Asset in the ordinary course of business consistent with the standards set forth in Section 4.3 hereof.

4.7 Dispositions.

4.7.1 Sales.

Manager’s goal shall be to assist Owner in negotiating a sale satisfactory to Owner in accordance with an approved Business Plan, and to assist Owner in effecting a closing of the transaction between Owner and such purchaser.

4.7.2 Owner Approval of Dispositions.

Before advising any third party that Owner has approved any disposition, Manager shall provide Owner with a proposal for such disposition, providing such information as Owner shall request, and Manager must have received Owner’s written approval of such disposition. Owner shall use reasonable efforts to respond within ten days to a disposition proposal from Manager.

4.7.3 Due Diligence Services.

Manager shall assist Owner in reviewing files, conducting physical inspections of the Assets, reviewing and assessing any liens on or other encumbrances to the title of the Assets, and securing environmental reports, and shall make recommendations to Owner regarding potential claims or price adjustments for a defective Asset, or otherwise making demands upon the seller to cure any defect with respect to any Asset (or the title thereto) pursuant to the purchase and sale agreement for the Assets.

4.7.4 Limitation on Authority.

Notwithstanding anything to the contrary herein, Manager shall have no authority, without the prior written consent of Owner, to: (i) sell or in any way hypothecate any Interest or Asset; (ii) sign any document in the name or on behalf of Owner, except pursuant to a duly authorized and executed power of attorney; or (iii) act on behalf of, or hold itself out as having authority to act on behalf of, Owner in any manner which is beyond the scope of the terms of this Agreement.

ARTICLE 5

BOOKS, RECORDS, ACCOUNTS, REPORTS

AND PERSONNEL

5.1 Books and Records.

5.1.1 General.

At all times during the term of this Agreement, Manager shall maintain at its principal place of business, or at such other location as it may reasonably designate, a complete and accurate set of files, books and records of all business activities and operations conducted by Manager in connection with Manager’s performance under this Agreement, as well as evidence of compliance with any applicable federal, state and local laws, rules and regulations. Manager shall make its files, books and records available to Owner, as Owner may require from time to time.

5.1.2 Generally Accepted Accounting Principles.

Manager shall maintain and prepare all accounts required under this Agreement in accordance with generally accepted accounting principles (GAAP) consistently applied.

5.1.3 Records Pertaining to Particular Assets.

Manager’s records and accounts shall reflect with respect to each Asset subject to this Agreement all items of income and expense allocable to the management, servicing, and disposition of such Asset, as well as information regarding the status of each such Asset, including appraisal, marketing, environmental, engineering and other information.

5.1.4 Retention of Records.

Unless returned to Owner, or otherwise disposed of at the direction of Owner or in accordance with Manager’s record retention program, for a period of not less than twelve (12) months after the date of termination or expiration of this Agreement, Manager shall continue to maintain appropriate files and records pertaining to the Assets and Manager’s performance under this Agreement.

5.1.5 Owner’s Right to Examine Books and Records.

At all times during the term of this Agreement and at all times during the twelve (12) month period following the expiration or termination of this Agreement, Owner and its duly authorized agents, representatives or employees may, at such reasonable times as Owner may determine, inspect, audit, and copy any of Manager’s records, files, reports and related materials pertaining to the Assets and to Manager’s performance under this Agreement.

5.2 Financial and Operating Reports.

Manager shall timely prepare and submit to Owner the reports described in this Section 5.2.

5.2.1 Monthly Operating Reports.

By the thirtieth (30th) day of each month, Manager shall prepare and deliver to Owner on an Asset specific and consolidated basis a monthly unaudited financial and operating report detailing the operations of the Assets and providing the information set forth in Attachment 2. At Owner’s request, such information shall also be provided to Owner in an electronic format agreed to by Owner and Manager.

5.2.2 Monthly Operating Account Statements.

If requested by Owner, upon Manager’s receipt of the monthly bank statement(s) for the Operating Accounts and all other bank accounts, Manager shall promptly provide Owner a copy of each such monthly bank statement.

5.2.3 Audit and Tax Preparation.

Manager shall provide a national accounting firm selected by Owner with all information required to ensure completion and issuance of Owner’s and its subsidiaries’ (to the extent such subsidiary requires an audit) annual audited financial statements and tax returns (including Schedule K-1s) within sixty days after the end of its fiscal year.

5.3 Personnel.

Manager shall engage the services of such personnel as shall be necessary to perform its duties and obligations hereunder, including executive personnel that have experience and expertise in managing and disposing of properties similar to the Assets.

ARTICLE 6

THIRD PARTY CONTRACTS

6.1 Third-Party Agreements.

Manager shall advise Owner as to the necessity or desirability of entering into agreements, at Owner’s expense with third parties (“Third-Party Contracts”) to perform the duties specified in this Section 6.1, and other duties Manager reasonably deems necessary, with respect to the Assets under this Agreement. All Third-Party Contracts will be subject to the requirements of Section 16.2 hereof. Manager shall describe in the Business Plan the budget it has established for third-party contracting of each of the following services, and any such other services, for each Asset or group of Assets.

(a)	Property management, maintenance and leasing;

(b)	General construction and construction subcontracting services;

(c)	Architectural/engineering/construction and environmental consulting services;

(d)	Property tax appeal or consulting services;

(e)	Title work;

(f)	Financial investigation services;

(g)	Commission brokerage services for sales and leasing;

(h)	Marketing, signage, advertising and printing services;

(i)	Surveying services;

(j)	Legal/accounting and tax services;

(k)	Data management services; and

(l)	Property-level insurance as required, excluding for purposes of this Section 6.1 any insurance to be maintained pursuant to Sections 14.1 and 14.2 hereof.

6.2 Reimbursement of Third Party Costs.

Upon receipt from third parties of such original invoices and/or other documentation as may be necessary to confirm services rendered and amounts due, Manager shall pay from the Operating Account(s) (as provided in Section 8.1.1) all amounts due and payable for the costs of the Third-Party Contract(s) chargeable to the performance of the services relating to the Assets.

ARTICLE 7

LEGAL REPRESENTATION

7.1 Legal Counsel.

Manager shall be authorized on Owner’s behalf, and at Owner’s expense, consistent with an approved Business Plan or as necessary for the benefit of the Assets, to retain counsel to provide all legal services required under this Agreement pertaining to the Assets, provided, however, that Owner shall have the right to review and approve all selections of counsel and all invoices for legal fees and disbursements. Counsel selected by Manager for this purpose shall be deemed to represent Owner and Manager jointly with regard to the Assets.

7.2 Notices of Claims.

Manager shall notify Owner in writing of any and all significant litigation and claims made or threatened against any Asset, Owner, or Manager.

ARTICLE 8

BANK ACCOUNTS; DEPOSITS IN OPERATING

ACCOUNTS; DEPOSITS IN OTHER ACCOUNTS

8.1 Bank Accounts.

8.1.1 Operating Account.

On the Effective Date, Manager shall establish and maintain an interest-bearing account (the “Operating Account”) in Sun Trust Bank, Inc. (or in such other insured financial institution designated by Manager that is acceptable to Owner) into which Manager shall, to the extent permitted under any financing arrangement, cause to be deposited all amounts received by Owner of any kind, type or nature which emanate from or relate in any way to the Assets and from which Manager shall pay all expenses associated with the Assets. For the avoidance of doubt, Manager shall (i) not permit the funds of any subsidiary to be commingled with the funds of either any other subsidiary or the Owner and (ii) cause the expenses of each subsidiary to be paid solely from the assets and revenues of that subsidiary and not from the assets or revenues of Owner or any other subsidiary.

8.1.2 Deposits by Manager to the Operating Account.

Manager shall use its best efforts to deposit in any lockbox account under any financing arrangement by the close of business on the day of receipt all amounts to be deposited therein pursuant to Section 8.1.1 hereof. Pending delivery of such funds to such account, Manager shall act as a fiduciary with respect to all such funds.

ARTICLE 9

MANAGER’S COMPENSATION

9.1 Asset Management Fee.

(a) Manager shall be entitled to an asset management fee (the “Asset Management Fee”) equal to the reimbursement (the “Expense Reimbursement”) for all actual, reasonable and customary out-of-pocket costs and expenses incurred by Manager or charged to Manager by its affiliates (“Management Expenses”) that are (i) directly attributable or reasonably allocable to the performance of this engagement, including without limitation, legal and accounting fees, insurance premiums, advertising expenses, travel, lodging, long distance telephone, postage, delivery, copying, telecopy, secretarial overtime and similar charges or (ii) Personnel and Overhead Costs that are directly attributable or reasonably allocable to the performance of Manager’s obligations hereunder. “Personnel and Overhead Costs” shall mean the sum of (a) the actual payroll costs (including reasonable and customary salaries and bonuses, as well as payroll taxes and benefits) paid to personnel of Manager or its affiliates (including full-time, part-time, or “contract” employees) and (b) all actual general overhead expenses of Manager (including, without limitation, office space, supplies, utilities and other similar items that cannot be directly allocable to the Asset).

(b) In the event that the amount of any Asset Management Fee that has accrued is not payable by reason of insufficient Owner funds, such unpaid fee shall be deferred and shall be paid at such time that Owner has sufficient funds to pay all or any part of such deferred fees, and no distributions shall be made by Owner to its members (other than for the payment of income taxes) until all such deferred fees have been paid in full; provided, however, that the foregoing shall not act to prohibit Manager from terminating this Agreement pursuant to the terms hereof.

(c) In the event that Manager shall be entitled to receive a disposition fee with respect to any portion of the Assets, the Value of the remaining portion of the Assets shall be the Value of the Assets (as adjusted pursuant to Section 9.1(a) above) multiplied by the fraction obtained when the following quotient is subtracted from one: (i) the Consideration (as defined below) received to date with respect to the Assets, divided by (ii) the Value of the Assets immediately prior to sale (as adjusted pursuant to Section 9.1(a)). “Consideration” shall mean (x) with respect to the sale of the Assets, the gross purchase price (i.e., before deduction, for example, but without limitation, of brokerage charges, property or transfer taxes, security deposits, and other similar charges), less the amount of any purchase money mortgage loan granted by Owner, and (y) with respect to any purchase money mortgage loan granted by Owner, all payments of principal and interest if and when collected by Owner.

9.1.1 Payment Terms. The Asset Management Fee shall be payable in advance based on an estimated amount of Management Expenses and shall be reconciled no less than quarterly based on the actual Management Expenses of Manager.

9.2 Disposition Fee.

Manager shall be entitled to receive a disposition fee (the “Disposition Fee”) in an amount equal to (a) one half of one percent (0.50%) of Consideration received by Owner, its subsidiaries or their predecessors in connection with sales to a third party if such Consideration is $5,000,000 or more, less brokerage charges, property or transfer taxes and similar transaction charges or (b) three quarters of one percent (0.75%) of Consideration received by Owner, its subsidiaries or their predecessors in connection with the sale of an Asset to a third party if such Consideration is less than $5,000,000, less brokerage charges, property or transfer taxes and similar charges.

9.3 Incentive Fee.

As additional compensation, Manager shall also receive an incentive fee (the “Incentive Fee”). The Incentive Fees shall accrue (i) as of December 31 of the year in which all the members of Owner have received a return of all their original capital contributions to Owner, plus an amount that would yield them an Internal Rate of Return (as defined below) of fifteen percent (15%) (the “Initial Incentive Accrual Date”), (ii) as of the last day of each calendar quarter commencing after the Initial Incentive Accrual Date and (iii) as of the liquidation of Owner or upon the earlier termination of this Agreement (the Initial Incentive Accrual Date and each such subsequent date being referred to as an “Incentive Accrual Date”). All Incentive Fees accruing on an Incentive Accrual Date shall be paid within five (5) days after the approval by Owner of a calculation submitted by Manager of the amount of Incentive Fees payable. The amount of the Incentive Fee shall reflect the following allocations of Cumulative Profits (as defined below) from the closing date of the acquisition of the Assets to the date of determination: (i) first, one hundred percent (100%) shall be allocated to the members of Owner until such members have been allocated an amount that would yield them an Internal Rate of Return (as defined below) of fifteen percent (15%); (ii) second, eighty percent (80%) to the members of Owner and twenty percent (20%) to Manager until such members have been allocated an amount that would yield them an Internal Rate of Return of twenty percent (20%), (iii) third, seventy-five percent (75%) to the members of Owner and twenty-five percent (25%) to Manager until such members have been allocated an amount that would yield them an Internal Rate of Return of twenty-five percent (25%), and (iv) then any remaining Cumulative Profits shall be allocated seventy percent (70%) to the members of Owner and thirty percent (30%) to Manager as an Incentive Fee. In the event that subsequent to any Incentive Fee payment the members of Owner are required to return to Owner all or part of any prior distribution(s) of Cumulative Profits, the amount of the Incentive Fee shall be recalculated on the basis of Cumulative Profits after the return of such prior distribution(s), and the amount of the Incentive Fee paid to Manager that exceeds such recalculated Incentive Fee shall be returned to Owner by Manager (the “Reimbursement Payment”). Manager shall make the Reimbursement Payment within 30 days after receipt of a written demand from Owner. If Manager fails to make the Reimbursement Payment within the 30 day time frame, the unpaid amount shall bear interest from the date on which Manager received the demand for payment until the date paid at a rate equal to 15% per annum.

The term “Cumulative Profits” shall mean, with respect to a particular period, Owner’s net cash flow during such period available from all sources, including, without limitation, operating income and dispositions after payment in full of all loans, indebtedness and liabilities (including any fee due hereunder) and any and all capital contributions to Owner. The term “Internal Rate of Return” shall mean an internal rate of return of the applicable percentage per annum on the sum of the capital contributions of the members of Owner and the advances of principal under member loans made by any of the members in Owner (the “Members’ Cash Investments”) commencing on the date of payment of the Members’ Cash Investments and compounded annually to the extent not paid on a current basis, taking into account the timing and amounts of all previous payments by Owner to any of their members, whether as distributions of liquidation proceeds, payments of principal and interest with respect to member loans, or otherwise. For purposes of computing such internal rate of return, any capital contribution or advance of principal made by any member, any distribution of funds received by any member and any payment of interest or principal received under member loans at any time during a month shall be deemed to be made or received on the first day of such month.

9.4 Securitization Expenses. Should Owner elect to securitize one or more Assets, Manager shall prepare a budget estimating all costs directly attributable to the securitization, exclusive of any costs associated with using resources already contained within Manager to the extent such costs are otherwise customary portfolio management expenses and not primarily for extraordinary services arising from the securitization. Once this budget is submitted and approved by Owner, Owner shall fund a working capital reserve specifically established to pay for such estimated and, upon their determination, the actual securitization costs.

ARTICLE 10

AUDIT OF MANAGER’S COST REIMBURSEMENTS

10.1 Audit Report.

10.1.1 Preparation of Audit Report.

For each year during the term of this Agreement, Owner shall have the right to cause Owner’s auditors to prepare a written report (“Audit Report”) at Owner’s expense, stating whether the statement of Manager’s Asset Management and Disposition Fees or any costs incurred under Third-Party Contracts paid for by Manager during such year was inaccurate in any respect, and if so, specifying the inaccuracies and the effect of such inaccuracies on any amounts previously paid to Manager.

10.1.2 Reconciliation Based on Audit Report.

If Owner has caused an Audit Report to be prepared, Owner will deliver a copy of the Audit Report to Manager as soon as practicable after its completion. If any Audit Report reflects any inaccuracies which reveal that Manager is entitled to receive greater or lesser amounts from Owner, within thirty (30) days after receipt of such Audit Report, Manager will pay Owner, or Owner will pay Manager, as the case may be, on the first day of the next calendar month the amount required to restore the parties to the position they would have been absent such inaccuracies, excluding amounts under dispute.

10.1.3 Survival.

The obligations of this Article 10 shall survive the expiration or termination of this Agreement.

ARTICLE 11

OWNER’S DUTIES

11.1 Designate Representative(s).

On the Effective Date of this Agreement, and as necessary from time to time thereafter, Owner shall designate a representative or representatives with whom Manager shall communicate, and provide notice as required under this Agreement, regarding all issues pertaining to the Assets and Interests. Such representative(s) shall have authority to act on behalf of Owner on any and all matters requiring action hereunder with regard to the Assets and Interests.

11.2 Furnish Asset Files, Information and Cooperation with Manager.

As of the Effective Date or as soon thereafter as may be practicable, Owner shall provide to Manager one set of copies of all files in its possession pertaining to the Assets (the “Asset Files”) not previously delivered to Manager. Owner shall thereafter furnish Manager information required of Owner and otherwise provide cooperation and assistance to Manager, to permit the orderly performance of Manager’s duties under this Agreement.

11.3 Compensate Manager.

Owner shall timely compensate Manager for its services under this Agreement in accordance with the provisions of this Agreement.

ARTICLE 12

REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 Representations and Warranties of Owner.

Owner represents and warrants as follows:

12.1.1 Owner is a duly formed Tennessee limited liability company and has all power and authority required to execute, deliver and perform this Agreement.

12.1.2 Owner’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action.

12.1.3 This Agreement constitutes a legal, valid and binding agreement of Owner, enforceable against Owner in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights from time to time in effect.

12.1.4 Owner hereby represents and warrants to Manager as follows:

(a) All services and the product thereof (written and oral) provided by Manager to Owner in connection with this engagement are intended solely for the benefit and use of Owner (and its directors, members, and attorney(s)) in connection with the matters contemplated hereby;

(b) Owner will not use the product of Manager’s services for any other purpose, or reproduce, disseminate, quote, or refer to such product or services at any time, in any manner, or for any purpose, without the prior written or oral consent of Manager, which consent shall not be unreasonably withheld;

(c) Owner will not use the product of Manager’s services in any manner, including in a proxy or offering circular, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading; and

(d) All documents prepared by Owner incorporating or relying upon Manager’s services or the product of Manager’s services will otherwise comply with all applicable federal and state laws and regulations.

12.2 Representations, Warranties and Covenants of Manager.

12.2.1 Manager represents and warrants as follows:

(a) It has been duly organized, is an existing limited partnership in good standing under the laws of the State of Delaware and has all power and authority required to execute, deliver and perform this Agreement and has, or will obtain if required, all the licenses necessary to carry on its business as now being conducted and as contemplated by this Agreement;

(b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary partnership action of Manager;

(c) This Agreement constitutes a legal, valid and binding agreement of Manager, enforceable against Manager in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights from time to time in effect;

(d) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflicts with, or will result in a breach of any of the terms, conditions or provisions of, any legal restriction or any agreement or instrument to which Manager is now a party or by which it is bound, or constitutes a default under any of the foregoing;

(e) There is no litigation pending or, to Manager’s knowledge, threatened, which, if determined adversely to Manager, would adversely affect the enforceability of this Agreement, or the ability of Manager to perform its obligations hereunder in accordance with the terms hereof or which would have a material adverse effect on the financial condition of Manager; and

(f) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Manager of or compliance by Manager with this Agreement, or the consummation of the transactions contemplated by this Agreement, or, if required, such approval has been, or prior to the Effective Date will be, obtained.

ARTICLE 13

INDEMNIFICATION

13.1 Agreement to Indemnify.

(a) Owner agrees to indemnify and hold harmless Manager and its affiliates, successors and assigns, and all of their respective officers, directors, partners, shareholders, members, employees (including “contract” employees), agents, and controlling persons (“Manager Indemnitees”), against any and all costs, losses, liabilities, demands, actions, expenses (including reasonable attorneys’ fees), judgments, fines, charges and amounts paid in settlement actually and reasonably incurred (collectively, “Losses”) in connection with claims asserted at any time against any Manager Indemnitee which result from or are based upon Manager’s performance (or lack of performance) under this Agreement, unless the Losses are caused directly by an act or omission of Manager constituting gross negligence, or constituting an act of bad faith, willful misfeasance or recklessness or a material breach of the representations or warranties of Manager herein, in which event neither Manager nor any other Manager Indemnitee will be indemnified for such Losses under this Agreement.

(b) Manager agrees to indemnify and hold harmless Owner, its members, and its affiliates, successors and assigns, and all of their respective officers, directors, partners, shareholders, members, managers, employees, agents and controlling persons (“Owner Indemnitees”) against any and all Losses incurred in connection with claims asserted at any time against any Owner Indemnitee which result from or are based upon any material breach of Manager’s representations and warranties contained in this Agreement, or that any Owner Indemnitee may sustain as the result of an act or omission by Manager related to its duties under this Agreement which constituted gross negligence or which constituted an act of bad faith, willful misfeasance or recklessness or a material breach of the representations and warranties of Manager herein.

13.2 Notice of Claims.

Upon receipt by any party entitled to indemnification under Section 13.1 (an “Indemnified Party”) of a complaint, claim or other notice of any loss, claim, damage or liability giving rise to a claim for indemnification under Section 13.1 above, such Indemnified Party shall promptly notify the party (either Owner or Manager) from whom indemnification is sought (the “Indemnifying Party”), but failure to provide such notice shall not relieve the Indemnifying Party from its duty to indemnify unless the Indemnifying Party is materially prejudiced by such failure and had no actual knowledge of such complaint, claim or other notice.

13.3 Litigation Expenses for Indemnified Claims.

The Indemnifying Party agrees that it will promptly pay, as incurred (or reimburse if already paid), all reasonable legal fees and expenses, and other reasonable out-of-pocket disbursements, paid by or on behalf of the Indemnified Party in defending, preparing to defend, or investigating any actual or threatened action or proceeding (including any inquiry or investigation) against the Indemnifying Party, or appearing or preparing for appearance as a witness in any relevant proceeding (including any pretrial proceeding such as a deposition); provided, however, that any such reimbursement by the Indemnifying Party shall be repaid by the Indemnified Party if a final judgment (after all appeals or the expiration of time to appeal) is entered against such Indemnified Party finding that such Indemnified Party acted with gross negligence or willful misconduct with regard to the matter in dispute; and provided further that the Indemnifying Party shall not be required to make reimbursement or payment for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to participate, at its expense, in the investigation, defense and settlement of any claim covered by this indemnification. The Indemnified Party shall have the right to employ its own counsel in connection with all matters referred to in this subparagraph, subject to the reasonable approval of the Indemnifying Party, and such counsel shall have the right to take charge of such matter provided, however, that the Indemnifying Party shall not be liable under this subparagraph for the fees and expenses of more than one set of counsel for all indemnified parties unless a conflict of interest exists between or among indemnified parties.

The provisions of this Article herein are not in lieu of, but in addition to, any other rights of any Indemnified Party or any obligation, which the Indemnifying Party may otherwise have. Compliance by the Indemnifying Party with Article 13 or 14 herein shall not relieve it from any liability it may otherwise have.

13.4 Survival.

The obligations of this Article 13 shall survive the expiration or termination of this Agreement.

ARTICLE 14

INSURANCE

14.1 Dishonesty Bond; Errors and Omissions.

Manager shall obtain and maintain at all times during the term of this Agreement a dishonesty bond and an errors and omissions policy with responsible companies with broad coverage of all officers and employees with respect to the Assets or handling funds or money relating to the Assets. Any such dishonesty bond shall insure and protect Manager, at a minimum, against losses, including, without limitation, those arising from theft, embezzlement, fraud, or misplacement of funds, money, or documents. The errors and omissions policy shall insure and protect Manager against actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission committed in the conduct of Manager’s business. The minimum coverage under any such dishonesty bond shall be at least equal to $2,500,000 and the protection against errors and omissions shall be in the amount of at least $5,000,000. As soon as practicable after the Effective Date, Manager shall cause to be delivered to Owner, a certificate of insurance that provides that should the dishonesty bond or errors and omissions policy be cancelled before their respective expiration dates, the insurer will provide 30 days’ prior written notice to Owner. Owner shall be notified of all material draws or claims against the dishonesty bond and errors and omissions policy related to this Agreement.

14.2 Liability and Other Insurance.

Manager shall obtain and maintain at all times during the Term of this Agreement comprehensive general liability, automobile liability, workers’ compensation and other insurance to protect the interests of Manager in connection with the performance of this Agreement with such coverages and deductibles and in such amounts as are commercially reasonable.

14.3 Issuer; Policy Terms; Notice of Cancellation.

The issuer, policy terms and forms, coverage including applicable deductibles, with respect to all insurance required pursuant to this Article 14 shall be satisfactory to Owner. Manager agrees to notify Owner in writing within five (5) days of the notice of cancellation or termination of any such coverage. Manager further agrees to notify Owner in writing within five (5) days of filing a claim under such coverage.

14.4 Evidence of Insurance; Cost of Insurance.

Upon request by Owner, Manager shall provide to Owner copies of policies, certificates of insurance or other proof evidencing its insurance coverage as required under this Article 14.

ARTICLE 15

TERMINATION OF AGREEMENT; PROCEDURES UPON TERMINATION OR

EXPIRATION OF AGREEMENT

15.1 Optional Termination of Agreement With Cause.

15.1.1 Termination by Owner.

Owner may terminate this Agreement by written notice to Manager at any time following the occurrence of a Manager Event of Default and the failure to cure such Manager Event of Default within the grace periods provided pursuant to Section 15.1.3 below. As used herein, the term “Manager Event of Default” shall mean the occurrence of one or more of the following:

(a) the failure by Manager to pay monies when and as payment shall be required pursuant to the terms of this Agreement;

(b) the failure by Manager to perform any of its non-monetary obligations in accordance with this Agreement;

(c) proven fraud or willful misconduct on the part of, or criminal indictment of, Manager;

(d) a material breach by Manager of, or material misrepresentation by Manager in connection with, this Agreement among (after expiration of any notice or grace periods);

(e) the filing of a petition in bankruptcy or for an arrangement or for reorganization pursuant to the Federal Bankruptcy Act or any similar law, Federal or state by Manager, or the adjudication by decree of a court of competent jurisdiction that Manager is a bankrupt, or is declared insolvent, or if Manager shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or receivers of all or any part of its property;

(f) the filing of a petition in bankruptcy against Manager or for reorganization of a party to this Agreement pursuant to the Federal Bankruptcy Act or any similar law, Federal or state, and if such petition shall not be discharged or dismissed within sixty (60) days after the date on which such petition was filed;

(g) the loss of any material license necessary for Manager to carry out its obligations under this Agreement;

(h) Owner’s dissatisfaction with the performance of Manager, which dissatisfaction continues for 90 days after Owner has notified Manager in writing of its dissatisfaction with specificity and reasonable suggestions to remedy the situation; provided that Owner has worked with Manager in good faith to effectuate the suggested remedies; or

(i) Manager’s breach of the confidentiality provision set forth in Section 16.15 of this Agreement.

15.1.2 Termination by Manager.

Manager may terminate this Agreement at any time following the occurrence of an Owner Event of Default and the failure to cure such Owner Event of Default within the grace period provided pursuant to Section 15.1.3. As used herein, the term “Owner Event of Default” shall mean the failure by Owner to pay monies to Manager when and as payment shall be required pursuant to the terms of this Agreement.

15.1.3 Notice of Default and Right to Cure.

In the event of the occurrence of a Manager Event of Default or an Owner Event of Default, the non-defaulting party shall provide the other party (the “Defaulting Party”) written notice setting forth the nature of such Event of Default, and the Defaulting Party shall have (a) ten (10) days to cure a monetary Event of Default or (b) thirty (30) days to cure a non-monetary Event of Default other than pursuant to Section 15.1.1(h), for which no cure period, other than as provided therein, shall be available; provided, however, that if the nature of the alleged Event of Default is such that it cannot reasonably be cured within thirty (30) days, the Defaulting Party may cure such Event of Default by commencing in good faith to cure the default promptly after its receipt of such written notice and prosecuting the cure of such default to completion with diligence and continuity within a reasonable time thereafter, but in any event within one hundred and eighty (180) days thereafter.

15.1.4 Failure to Cure.

If the Defaulting Party fails to cure the Event of Default within the foregoing time periods, the other party may terminate this Agreement by written notice, which termination shall be effective upon receipt of the notice or upon the date specified in the notice.

15.2 Optional Termination of Agreement Without Cause.

Either party may terminate this Agreement upon thirty (30) days’ written notice to the other given at any time following the liquidation of all of the Assets for cash or the sale of all of the interests in Owner or Manager.

15.3 Effect of Termination.

Upon the termination of this Agreement, Owner’s appointment of Manager shall terminate, but the termination of this Agreement for any reason shall not affect any right, obligation or liability that has accrued under this Agreement to the date of termination. Upon a termination of this Agreement pursuant to Section 15.1.1(h), Owner shall pay all fees and expenses payable to Manager that have accrued through the date of termination within 90 days after such fees and expenses have been determined.

15.4 Procedures upon Expiration or Termination.

15.4.1 Books and Records.

Upon the expiration or upon termination of this Agreement, Manager, as directed by Owner, either will immediately deliver all documents, files, books, papers, computer files and records and accounts relating to the Assets (the “Records”) to the control of Owner or will hold the Records for up to a twelve (12) month period until Owner directs Manager to deliver the Records. Manager may make and maintain copies of the Records for its files.

15.4.2 Accounting.

Upon the expiration or upon termination of this Agreement, Manager shall immediately account for and transmit to Owner all funds in the Operating Account and all other bank accounts.

15.5 List of Prospects.

Upon the termination of this Agreement, Manager shall provide to Owner a list of potential purchasers of the Assets with whom it has had substantive discussions regarding an Asset (the “List of Prospects”) and as to which Manager will claim Compensation under Section 9.2 above. If a Disposition of an Asset is contracted for within the twelve (12) month period following termination of this Agreement to any party on the List of Prospects, or to any affiliate (or, in the case of an individual, a relative) of such party, Manager shall be entitled to receive a Disposition Fee.

15.6 Duty of Cooperation.

Upon the expiration or termination of this Agreement, the parties will cooperate with each other to effect an efficient and smooth transition of responsibility with respect to the Assets.

ARTICLE 16

MISCELLANEOUS PROVISIONS

16.1 Delegation of Duties of Manager to Subcontractors or Agents.

In the performance of its duties and obligations under this Agreement, Manager (i) may act directly or through agents or attorneys, provided that Manager shall be liable for the default or misconduct of such agents or attorneys; and (ii) may consult with independent counsel and independent accountants to be selected with reasonable care and employed by it, and Manager shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel or accountants and not contrary to this Agreement.

16.2 Transactions With Manager and Affiliates.

In carrying out its duties under this Agreement, Manager may enter into transactions or contracts with or otherwise deal with any of its affiliates, including but not limited to Archon Residential Management, L.L.C. and Title Network, Ltd.; provided, however, the terms of any such transactions or dealings shall be in accordance with any directions received from Owner and the transactions or dealings shall be on an arm’s-length basis and at market rates. Additionally, Manager may provide those services set forth in Section 6.1 to Owner, provided that such services shall be in accordance with any directions received from Owner and the terms on which such services are provided shall be on an arm’s-length basis and at market rates.

16.3 Assignment; Binding Effect.

Manager may not assign or transfer this Agreement or any rights or benefits under this Agreement to any person or entity without the prior written approval of Owner, which consent may be granted or withheld by Owner in its sole discretion. For purposes of this provision, the sale or transfer of a controlling interest in Manager shall constitute an assignment or transfer of rights or benefits under this Agreement. All of the covenants, conditions and obligations contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Owner and Manager.

16.4 Notices.

All notices under this Agreement shall be in writing and shall be deemed duly given only when delivered personally or by courier, or three (3) days after the date mailed if sent by registered or certified mail, return receipt requested and postage prepaid, and addressed to the parties at the following addresses:

If to Owner to:

W2007 Grace I, LLC

c/o Whitehall Street Global Real Estate Limited Partnership 2007

100 Crescent Court, Suite 1000

Dallas, Texas 75201

Attention: Todd A. Williams

and if to Manager to:

Archon Group, L.P.

6011 Connection Drive

Irving, Texas 75039

Attention: General Counsel

Each party shall be responsible for notifying the other of any change of address.

16.5 Severability.

If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every provision of this Agreement shall remain in full force and effect and enforceable to the fullest extent permitted by law.

16.6 Headings.

The headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any article or section of this Agreement.

16.7 Survival.

The covenants contained in this Agreement that, by their terms, require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

16.8 Waiver.

Neither party’s waiver of the other’s breach of any term, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition in this Agreement.

16.9 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.10 Governing Law; Attorneys’ Fees.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions of such laws. The prevailing party in any litigation brought to enforce this Agreement shall be entitled to reasonable attorneys’ fees and costs.

16.11 Entire Agreement; Modification.

This Agreement, together with Attachments, constitutes the entire agreement between the parties. There are no promises or other agreements, oral or written, express or implied, between them other than as set forth in this Agreement. No change or modification of, or waiver under, this Agreement shall be valid unless it is in writing and signed by duly authorized representatives of Owner and Manager.

16.12 No Partnership Intended.

Nothing in this Agreement shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of Manager shall be rendered as an independent contractor and not as an agent for Owner.

16.13 List of Attachments and Exhibits.

The following Attachments and Exhibits are attached to this Agreement and made a part hereof:

Attachment 1 Assets

Attachment 2 Monthly Reporting Requirements

16.14 Arbitration.

The parties hereby agree to submit all controversies, claims and matters of difference to arbitration in the State of New York according to the rules and practices of The American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose:

(a) All questions relating to the breach of any obligation, warranty, representation, covenant or agreement hereunder or under any Attachment hereto and all questions relating to the construction and interpretation thereof;

(b) All questions relating to representations, negotiations and other proceedings leading to the execution hereof and all modifications of this Agreement of every nature and description;

(c) Failure of any party to deny or reject a claim or demand of another party;

(d) All questions as to whether the right to arbitrate any questions exists or as to the existence of an agreement to arbitrate; and

(e) All issues raised by any subsequent alleged amendment hereto, whether written or oral, unless such amendment expressly cancels this arbitration provision in writing signed by all affected parties hereto.

The parties may agree on a retired judge as sole arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, selected in accordance with the rules of The American Arbitration Association: one (1) attorney and/or retired judge, one (1) expert in real estate development, and one (1) certified public accountant. A decision agreed on by two (2) of the arbitrators shall be the decision of the arbitration panel; provided, however, that in the case of monetary damages, if there is no agreement of two arbitrators as to the amount of the award, then the average of the two amounts that are closest to each other shall be the final award of the arbitration panel for the purpose of this Agreement. The parties agree to abide by all awards rendered in such proceedings. Any award shall include costs and reasonable attorneys’ fees to the successful party. Such awards shall be final and binding on all parties. There shall be no appeal therefrom other than for fraud or misconduct. All awards may be filed with the clerk of one or more courts, State or Federal, having jurisdiction over the party against whom such an award is rendered or its property as a basis of judgment and of the issuance of execution for its collection. Nothing in this Agreement and/or the exhibits hereto shall be deemed to prevent the arbitration panel from exercising authority to permit exercise by a party of its legal and/or equitable remedies including right of offset and specific performance. Nothing in this Agreement or any exhibit hereto is intended to be or to be construed as a waiver of a party’s right to any remedy that may not be enforced by means of arbitration, including, without limitation, the rights of set off, injunctive relief and specific performance.

16.15 Confidentiality.

Manager agrees not to disclose or permit the disclosure of any of the terms of this Agreement or any information relating to the assets or business of Owner, provided that such disclosure may be made (a) to any person who is an officer, director or employee of Manager or counsel to or accountants thereto solely for their use and on a need-to-know basis, (b) with the prior written consent of Owner, (c) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or (d) to any lender providing financing to Owner. In the event that Manager shall receive a request to disclose any of the terms of this Agreement under a subpoena or order, Manager shall (i) promptly notify Owner, (ii) consult with Owner on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, cooperate with Owner in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.

IN WITNESS WHEREOF, each party has caused this instrument to be signed on its behalf by its duly authorized agent.

W2007 Grace I, LLC

By:	/s/ Todd Giannoble
Name:	Todd Giannoble
Title:	Vice President

Archon Group, L.P.

By:	/s/ Ron K. Barger
Name:	Ron K. Barger
Title:	Vice President

ATTACHMENT 1

ASSETS (as of 2/14/08)

Hotel Name	Address	City	State	ZIP
Hampton Inn—Albany, NY	10 Ulenski Drive	Albany	NY	12205
Hampton Inn—Cleveland, OH	29690 Detroit Rd	Westlake	OH	44145
Hampton Inn—College Station, TX	320 Texas Ave South	College Station	TX	77840
Hampton Inn—Columbus, GA	5585 Whitesville Rd	Columbus	GA	31904
Hampton Inn—Ann Arbor, MI	925 Victors Way	Ann Arbor	MI	48108
Hampton Inn—Chicago (Gurnee), IL	5550 Grand Ave	Gurnee	IL	60031
Residence Inn—Minneapolis, MN	3040 Eagandale Rd	Eagan	MN	55121
Residence Inn—Tinton Falls, NJ	90 Park Rd	Tinton Falls	NJ	07724
Hampton Inn—Milford, CT	129 Plains Rd	Milford	CT	06460
Hampton Inn—Meriden, CT	10 Bee Street	Meriden	CT	06450
Hampton Inn—Beckley, WV	110 Harper Park Dr	Beckley	WV	25801
Holiday Inn—Bluefield, WV	3350 Big Laurel Hwy	Bluefield	WV	24701
Hampton Inn—Gastonia, NC	1859 Remount Rd	Gastonia	NC	28054
Hampton Inn—Morgantown, WV	1053 Van Voorhis Rd	Morgantown	WV	26505
Holiday Inn—Oak Hill, WV	340 Oyler Ave	Oak Hill	WV	25901
Hampton Inn—Chicago (Naperville), IL	1087 Diehl Rd	Naperville	IL	60563
Hampton Inn—State College, PA	1101 East College Ave	State College	PA	16801
Comfort Inn—Rutland, VT	19 Allen Street	Rutland	VT	05701
Hampton Inn—Scranton, PA	Montage Mt Rd & Davis St	Scranton	PA	18507
Residence Inn—Omaha, NE	6990 Dodge Street	Omaha	NE	68132
Hampton Inn—Fayetteville, NC	1922 Cedar Creek Rd	Fayetteville	NC	28301
Hampton Inn—Indianapolis, IN	6817 East 82nd Street	Indianapolis	IN	46250
Holiday Inn—Charleston, SC	250 Johnnie Dodds Blvd	Mt. Pleasant	SC	29464
Comfort Inn—Jacksonville Beach, FL	1515 North First Street	Jacksonville Beach	FL	32250
Hampton Inn—Austin, TX	7619 IH-35 North	Austin	TX	78752
Hampton Inn—Knoxville, TN	148 International Dr	Alcoa	TN	37701
Hampton Inn—Baltimore, MD	6617 Gov. Ritchie Hwy	Glen Burnie	MD	21061
Hampton Inn—Detroit (Northville), MI	20600 Haggerty Rd	Northville	MI	48167
Homewood Suites—Hartford, CT	65 Ella Grasso Turnpike	Windsor Locks	CT	06096
Hampton Inn—Chattanooga, TN	7013 Shallowford Rd	Chattanooga	TN	37421
Homewood Suites—San Antonio, TX	4323 Spectrum One	San Antonio	TX	78230
Residence Inn—Burlington, VT	35 Hurricane Lane	Williston	VT	05495

2

Homewood Suites—Phoenix , AZ	2001 East Highland Ave	Phoenix	AZ	85026
Residence Inn—Colorado Springs, CO	3880 N. Academy Blvd	Colorado Springs	CO	80917
Residence Inn—Oklahoma City, OK	4361 West Reno Ave	Oklahoma City	OK	73107
Residence Inn—Tucson, AZ	6477 E. Speedway Blvd	Tucson	AZ	85710
Hampton Inn—Norfolk, VA	8501 Hampton Blvd	Norfolk	VA	23505
Hampton Inn—Pickwick, TN	90 Old South Road	Pickwick Dam	TN	38365
Hampton Inn—Kansas City, KS	10591 Metcalf Frontage Rd	Overland Park	KS	66212
Hampton Inn—Dallas, TX	4555 Beltway	Addison	TX	75001
Hampton Inn—Birmingham, AL	2731 US Highway 280	Birmingham	AL	35223
Hampton Inn—Charleston, SC	4701 Saul White Blvd North	Charleston	SC	29418
Hampton Inn—Colorado Springs, CO	7245 Commerce Center Dr	Colorado Springs	CO	80919
Hampton Inn—Columbia, SC	1094 Chris Dr	West Columbia	SC	29169
Hampton Inn—Detroit (Madison Heights), MI	32420 Stephenson Hwy	Madison Heights	MI	48071
Hampton Inn—Columbus, OH	3920 Tuller Rd	Dublin	OH	43017
Hampton Inn—Kansas City, MO	11212 North Newark Cr	Kansas City	MO	64153
Hampton Inn—Memphis, TN	5320 Poplar Ave	Memphis	TN	38119
Hampton Inn—Nashville (Briley), TN	2350 Elm Hill Pike	Nashville	TN	37214
Hampton Inn—St. Louis	2454 Old Dorsett Rd	Maryland Heights	MO	63043
Homewood Suites—Memphis, TN	7855 Wolf River Blvd	Germantown	TN	38138
Homewood Suites—Augusta, GA	1049 Stevens Creek Rd	Augusta	GA	30907
Residence Inn—Princeton, NJ	4225 Route 1	Princeton	NJ	08543
Hyatt Place—Cincinnati (Blue Ash), OH	11435 Reed Hartman Hwy	Blue Ash	OH	45241
Hyatt Place—Cincinnati (Forest Park), OH	12001 Chase Plaza Dr	Forest Park	OH	45240
Hyatt Place—Columbus, OH	7490 Vantage Dr	Columbus	OH	43235
Hyatt Place—Flagstaff, AZ	2455 South Beulah Rd	Flagstaff	AZ	86001
Hyatt Place—Indianapolis, IN	9104 Keystone Crossing	Indianapolis	IN	46240
Hyatt Place—Miami (Airport), FL	3655 NW 82nd Ave	Miami	FL	33166
Hyatt Place—Kansas City, KS	6801 West 112th St	Overland Park	KS	66211
Hyatt Place—Richmond, VA	4100 Cox	Glen Allen	VA	23060
Hyatt Place—Tampa, FL	4811 West Main St	Tampa	FL	33607
Hampton Inn—San Antonio, TX	414 Bowie St	San Antonio	TX	78205
Homewood Suites—Cincinnati, OH	2670 East Kemper Rd	Sharonville	OH	45241
Residence Inn—Boise, ID	1401 Lusk Street	Boise	ID	83706
Residence Inn—Portland, OR	1710 NE Multnomah St	Portland	OR	97232
Residence Inn—Somers Point, NJ	900 Mays Landing Rd	Somers Point	NJ	08244
Hyatt Place—Albuquerque, NM	6901 Arvada North East	Albuquerque	NM	87110

3

Hyatt Place—Baltimore, MD	940 International Dr	Linthicum Heights	MD	21090
Hyatt Place—Baton Rouge, LA	6080 Bluebonnet Blvd	Baton Rouge	LA	70809
Hyatt Place—Birmingham, AL	2980 John Hawkins Pkwy	Birmingham	AL	35244
Hyatt Place—Las Vegas, NV	4520 Paradise Rd	Las Vegas	NV	89109
Hyatt Place—Memphis, TN	7905 Giacosa Place	Memphis	TN	38133
Hyatt Place—Miami (Kendall), FL	11520 SW 88th St	Miami	FL	33176
Hyatt Place—Minneapolis, MN	7800 International Dr	Bloomington	MN	55425
Hyatt Place—Nashville, TN	650 Bakers Bridge Ave	Franklin	TN	37067
Homewood Suites—Seattle, WA	206 Western Ave West	Seattle	WA	98119
Homewood Suites—Chicago, IL	40 East Grand Ave	Chicago	IL	60611
Homewood Suites—Orlando, FL	8745 International Dr	Orlando	FL	32819
Courtyard—Houston, TX	12041 Katy Freeway	Houston	TX	77079
Courtyard—Tallahassee, FL	1972 Raymond Diehl Rd	Tallahassee	FL	32308
Residence Inn—Tampa (Sabal Park), FL	9719 Princess Palm Ave	Tampa	FL	33619
Courtyard—Gainesville, FL	3700 SW 42nd Street	Gainesville	FL	32608
Residence Inn—Tallahassee, FL	1880 Raymond Diehl Rd	Tallahassee	FL	32308
Residence Inn—Knoxville, TN	215 Langley Place	Knoxville	TN	37922
Courtyard—Asheville, NC	One Buckstone Pl	Asheville	NC	28805
Residence Inn—Chattanooga, TN	215 Chestnut St	Chattanooga	TN	37402
Courtyard—Athens, GA	166 North Finley St	Athens	GA	30601
Residence Inn—Savannah, GA	5710 White Bluff Rd	Savannah	GA	31405
Hampton Inn—Boca Raton, FL	1455 Yamato Rd	Boca Raton	FL	33431
Hampton Inn & Suites—Palm Beach (Boynton Beach), FL	1475 West Gateway Hospitality Blvd	Boynton Beach	FL	33426
Hampton Inn—Ft	660 West Hillsboro Blvd	Deerfield Beach	FL	33441
Hampton Inn—Palm Beach Gardens, FL	4001 RCA Blvd	Palm Beach Gardens	FL	33410
Hampton Inn—West Palm Beach, FL	2025 Vista Pkwy	West Palm Beach	FL	33411
Courtyard—Dalton, GA	785 College Drive	Dalton	GA	30720
Hilton Garden Inn—Louisville, KY	1530 Alliant Ave	Louisville	KY	40299
Residence Inn—Macon, GA	3900 Sheraton Drive	Macon	GA	31210
SpringHill Suites—Asheville, NC	2 Buckstone Place	Asheville	NC	28805
Courtyard—Knoxville, TN	216 Langley Place	Knoxville	TN	37922
Courtyard—Mobile, AL	1000 West I-65 Service Rd	Mobile	AL	36609
Hilton Garden Inn—Ft Myers, FL	12600 University Dr	Ft Myers	FL	33907
Residence Inn—Jacksonville, FL	1310 Airport Rd	Jacksonville	FL	32218
Courtyard—Bowling Green, KY	1010 Wilkinson Trace	Bowling Green	KY	42104
Courtyard—Jacksonville, FL	14668 Duval Rd	Jacksonville	FL	32218
Hampton Inn—Orlando, FL	8900 Universal Blvd	Orlando	FL	32819

4

Residence Inn—Sarasota, FL	1040 University Pkwy	Sarasota	FL	34234
Courtyard—Sarasota, FL	850 University Pkwy	Sarasota	FL	34234
Residence Inn—Ft	2960 Colonial Blvd	Ft Myers	FL	33912
Hampton Inn & Suites—Nashville (Franklin), TN	7141 South Springs Dr	Franklin	TN	37064
Hampton Inn—Urbana, IL	1200 West University	Urbana	IL	61801
Hampton Inn—East Lansing, MI	2500 Coolidge Rd	East Lansing	MI	48823
Hampton Inn—Grand Rapids, MI	500 Center Dr	Grand Rapids	MI	49544
SpringHill Suites—Grand Rapids, MI	450 Center Dr	Grand Rapids	MI	49544
Hampton Inn—Boston, MA	59 Newbury St	Peabody	MA	01960
Homewood Suites—Boston, MA	57 Newbury St	Peabody	MA	01960
Courtyard—San Diego, CA	5835 Owens Ave	Carlsbad	CA	92008
SpringHill Suites—Sarasota, FL	1020 University Pkwy	Sarasota	FL	34234
TownePlace Suites—Savannah, GA	11309 Abercon Street	Savannah	GA	31419
Courtyard—Orlando, FL	1750 Pembrook Drive	Orlando	FL	32810
Residence Inn (North-I75)—Tampa, FL	13420 North Telecom Pkwy	Tampa	FL	33637
Residence Inn—Mobile, AL	950 West I-65 Service Rd S.	Mobile	AL	36609
Embassy Suites—Orlando, FL	8250 Jamaican Court	Orlando	FL	32319
Fairfield Inn & Suites—Atlanta, GA	2450 Paces Ferry Rd	Atlanta	GA	30339
SpringHill Suites—Houston, TX	7922 Mosley Rd	Houston	TX	77061
SpringHill Suites—San Antonio, TX	3636 NW Loop 410	San Antonio	TX	78201
Courtyard—Lexington, KY	1951 Pleasant Ridge Dr	Lexington	KY	40509
Courtyard—Louisville, KY	100 South Second St	Louisville	KY	40202
SpringHill Suites—Lexington, KY	863 South Broadway	Lexington	KY	40504
Hilton Garden Inn—Albuquerque, NM	1771 Rio Rancho Blvd	Rio Rancho	NM	87124
Hilton Garden Inn—Austin, TX	2310 North IH 35	Round Rock	TX	78681
SpringHill Suites—Austin, TX	2960 Hoppe	Round Rock	TX	78681
Residence Inn—Lexington, KY	2688 Pink Pigeon Pkwy	Lexington	KY	40509
Courtyard—Chicago, IL	370 N IL Route 83	Elmhurst	IL	60126
Residence Inn—San Diego, CA	12011 Scripps Highland Drive	San Diego	CA	92131
SpringHill Suites—San Diego, CA	12032 Scripps Highland Drive	San Diego	CA	92131
Residence Inn—Los Angeles, CA	2135 East El Segundo Blvd	El Segundo	CA	90245
Courtyard—Dallas, TX	2150 Market Center Blvd	Dallas	TX	75207
Fairfield Inn & Suites—Dallas, TX Courtyard – Reno, NV	2110 Market Center Blvd 6855 S. Virginia St	Dallas Reno	TX NV	75207 89511

5

ATTACHMENT 2

MONTHLY REPORTING PACKAGE

I. Entity Level

Executive Summary

Disposition/Foreclosure Summary

Financing Summary

Interest Rate Cap Summary

Balance Sheet

Income Statement

Statement of Members’ Equity

Statement of Cash Flows

II. Asset Level

Roll-forward of Real Estate Book Basis

Gain on Sale Reconciliation

6